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Exhibit 10.26
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”), dated as of November 18, 2005 and effective as of the Effective Date (as herein defined), is between American Railcar Industries, Inc. (“ARI”), a Missouri corporation and Mr. James J. Unger (the “Employee”), having an address at c/o American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301. This Agreement replaces the employment agreement (the “1994 Employment Agreement”) between James J. Unger and Carl C. Icahn, on behalf of ARI, dated October 25, 1994. Reference is made to that certain letter agreement (the “Letter Agreement”), dated as of the date hereof, between the Employee and ARI.
1. Employment
     Upon the terms and conditions hereinafter set forth, ARI hereby agrees to employ the Employee and the Employee hereby agrees to become so employed. During the Term of Employment (as hereinafter defined), the Employee shall be employed in the position of President and Chief Executive Officer of ARI and in such other positions at certain subsidiaries of ARI as specified and directed by the Board of Directors of ARI (the “Board”) from time to time, and shall perform such duties as are specified from time to time by, and shall serve in such capacities at the pleasure of, ARI and the Board, as the case may be.
     During the Term of Employment, the Employee shall devote substantially all of his professional attention, on a full time basis, to the business and affairs of ARI and its subsidiaries, shall use his best efforts to advance the best interest of ARI and its subsidiaries and shall comply with all of the policies of ARI, including, without limitation, such policies with respect to legal compliance, conflicts of interest, insider trading, confidentiality and business ethics as are from time to time in effect and shall have his primary office at ARI’s principal offices located in St. Charles, Missouri.
     Except (i) for Employee’s serving as President of Ohio Castings LLC, President of Unco, Inc., General Partner of each of St. Charles Properties, Greenup Partnership, and Unger Family Limited Partnership and (ii) as directed or approved by the Board, during the Term of Employment, the Employee shall not directly or indirectly render services to, or otherwise act in a business or professional capacity on behalf of or for the benefit of, any other Person as an employee, advisor, director, independent contractor, agent, consultant, representative or otherwise, whether or not compensated. “Person” or “person”, as used in this Agreement, means any individual, partnership, limited partnership, corporation, limited liability company, trust, estate, cooperative, association, organization, proprietorship, firm, joint venture, joint stock company, syndicate, company, committee, government or governmental subdivision or agency, or other entity.
2. Term
     The employment period shall commence as of the Effective Date and shall continue through the later of (i) one year following the Effective Date and (ii) the last day of the Extension Period (as hereinafter defined), if any, unless earlier terminated as set forth in this Agreement. The Board may, at its sole option, extend the period of employment for an additional one-year

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term beyond the first anniversary of the Effective Date by giving the Employee written notice of such extension no later than the first anniversary of the Effective Date. The Board may also, at its sole option, extend the period of employment for another additional one-year term beyond the second anniversary of the Effective Date by giving the Employee written notice of such extension no later than the second anniversary of the Effective Date. If the Board elects to extend the period of Employment, the Term of Employment shall continue through the second or third anniversary of the Effective Date, depending upon the anniversary date to which the Board extends the period of employment, unless earlier terminated as otherwise provided in this Agreement. The period of any such extension is referred to herein as the “Extension Period,” and the aggregate period of employment of the Employee hereunder, inclusive of the Extension Period(s), if any, is referred to herein as the “Term of Employment.” The last date of the final Extension Period, or the last day of the first anniversary of the Effective Date if the employment period is not extended, is the “Expiration Date.”
3. Compensation
For all services to be performed by the Employee under this Agreement, during the Term of Employment, the Employee shall be compensated in the following manner:
ARI will pay the Employee a salary (the “Base Salary”) at a rate of not less than $350,000 per twelve-month period commencing as of the Effective Date. The Base Salary shall be payable in accordance with the normal payroll practice of ARI.
(b) Bonus Compensation
In the sole and absolute discretion of the Board and/or any compensation committee thereof, ARI may award the Employee an annual bonus (“Bonus Compensation”). The Employee acknowledges that neither ARI nor the Board is under any obligation to award or otherwise pay the Employee any Bonus Compensation.
(c) Expenses
ARI will reimburse the Employee for all reasonable and necessary business related out-of-pocket expenses actually incurred during the Term of Employment. ARI will reimburse the Employee, on a basis grossed up for income taxes, for the reasonable use of an automobile on terms consistent with past treatment of any automobile allowance.
4. Termination
This Agreement shall terminate (subject to Section 11(f) below) and the Term of Employment and the employment of Employee hereunder shall end, on the first to occur of any of the following (each a “Termination Event”):
(a)	the Expiration Date;

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(b)	the Employee’s death;

(c)	the Employee’s Disability (as defined below);

(d)	the discharge of the Employee by ARI for Cause (as defined below);

(e)	the resignation of the Employee, for a reason other than Good Reason (as defined below) (without limiting the effect of such resignation, the Employee agrees to provide ARI with not less than 30 days prior written notice of his resignation);

(f)	the discharge of the Employee by ARI without Cause; or

(g)	the resignation of the Employee for Good Reason (without limiting the effect of such resignation, the Employee agrees to provide ARI with not less than 30 days prior written notice of his resignation).
ARI may discharge the Employee at any time, for any reason or no reason, with or without Cause, in which event the Employee shall be entitled only to such payments as are set forth in Section 5 below.
“Cause” means the occurrence of any one of the following: (i) the Employee’s failure to perform his material duties under this Agreement, the Letter Agreement or any other material agreement between the Employee and ARI, (ii) the Employees’ commission of an act of dishonesty, fraud, theft or embezzlement in connection with his employment, (iii) the Employee’s indictment or conviction of a misdemeanor involving fraud or of any felony or (iv) the Employee’s material violation of any federal or state securities law or regulation; provided, that no Cause shall exist involving subsection (i) of this sentence until the Employee first has failed to cure such failure which is curable within thirty consecutive days of having been given written notice by ARI of the specifics of such failure.
“Good Reason” means the occurrence of any one or more of the following events without the Employee’s express consent: (i) a material breach by ARI of its obligations under this Agreement, the Letter Agreement or any other material agreement between the Employee and ARI, (ii) a material diminution in the Employee’s position or duties as the President and Chief Executive Officer of ARI (provided that for purposes of this clause (ii), the hiring by ARI of a Chief Operating Officer shall not be a material diminution in the Employee’s position or duties) or (iii) any reduction of the Employee’s Base Salary; provided, that a Good Reason shall not exist until ARI has first failed to cure such failure or breach within thirty days of having been given written notice of such failure or breach by the Employee.
“Disability means the Employee’s inability to perform the functions of President and Chief Executive Officer of ARI as determined by a physician selected by the Board who is reasonably acceptable to the Employee.

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5. Effect of Termination
In the event of termination of the Employee’s employment hereunder, all rights of the Employee under this Agreement, including all rights to compensation, shall end and the Employee shall only be entitled to be paid the amounts set forth in this Section 5 below; provided, that, the obligations of ARI to make any such payment is conditioned upon execution and delivery by the Employee to ARI of a settlement and release agreement in favor of ARI, its affiliates and their respective officers, directors, employees, agents and equity holders, substantially in the form of Exhibit A attached hereto.
(a)	In the event that the Employee’s employment is terminated for any reason or no reason (other than termination for a reason set forth in, Section 4(f) (discharge without Cause) or Section 4(g) (resignation for Good Reason)), then, in lieu of any other payments of any kind (including without limitation, any severance payments), the Employee shall be paid by ARI, in a single lump sum payment, within thirty (30) days following the date on which the Termination Event in question occurred (the “Termination Date”), (x) amounts of Base Salary due and unpaid to the Employee from ARI as of the Termination Date in question and (y) amounts of Bonus Compensation, if any, earned, due and unpaid to the Employee from ARI as of the Termination Date in question.

(b)	In the event that the Employee’s employment is terminated for a reason set forth in, Section 4(f) (discharge without Cause) or Section 4(g) (resignation for Good Reason), then, in lieu of any other payments of any kind (including without limitation, any severance payments), the Employee shall be paid by ARI, in a single lump sum payment, within thirty (30) days following the date on which the Termination Event in question occurred (the “Termination Date”), (x) amounts of Base Salary due and unpaid to the Employee from ARI as of the Termination Date in question, (y) amounts of Bonus Compensation, if any, earned, due and unpaid to the Employee from ARI as of the Termination Date in question and (z) amounts of Base Salary the Employee would have earned through the then applicable Expiration Date, which would occur as of the end of the last day of the anniversary year of the Effective Date in which the Termination Date occurs, had the Employee stayed employed until such Expiration Date.

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6. Effectiveness; Termination of 1994 Agreement
(a) This Agreement shall become effective on the closing date (the “Effective Date”) of a public offering of ARI common stock that is registered with the Securities and Exchange Commission on Form S-1.
(b) Effective as of the Effective Date, the Employee agrees that the 1994 Employment Agreement is terminated in its entirety and is of no further force or effect. On the Effective Date, the Employee shall execute and deliver to ARI and Carl C. Icahn, a release agreement substantially in the form of Exhibit B attached hereto. For the avoidance of doubt, the 1994 Employment Agreement, to the extent it exists immediately prior to the execution of this Agreement, shall remain in effect until the Effective Date.
7. Non-Disclosure
During the Term of Employment and at all times thereafter, the Employee shall hold in a fiduciary capacity for the benefit of ARI and each of its affiliates, all secret or confidential information, knowledge or data, including, without limitation, trade secrets, identity of investments, identity of contemplated investments, business opportunities, valuation models and methodologies, relating to the business of ARI or its affiliates, and their respective businesses as, (i) obtained by the Employee during the Employee’s employment by ARI and any of its subsidiaries and (ii) not otherwise in the public domain (“Confidential Information”). The Employee also agrees to keep confidential and not disclose to any unauthorized Person any personal information regarding any controlling Person of ARI or any of its affiliates and any member of the immediate family of any such Person (and all such personal information shall be deemed “Confidential Information” for the purposes of this Agreement). The Employee shall not, without the prior written consent of ARI (acting at the direction of the Board): (i) except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of counsel that such disclosure is legally required, communicate or divulge any Confidential Information to anyone other than ARI and those designated by ARI; or (ii) use any Confidential Information for any purpose other than the performance of his duties pursuant to this Agreement. The Employee will assist ARI or its designee, at ARI’s expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded any Confidential Information disclosed pursuant to the terms of this Agreement.
In no event shall the Employee during or after his employment hereunder, disparage ARI, any controlling Person of ARI, their respective affiliates and family members or any of their respective officers, directors or employees.
All processes, technologies, intellectual property and inventions (collectively, “Inventions”) conceived, developed, invented, made or found by the Employee, alone or with others, during the Term of Employment, whether or not patentable and whether or not on ARI’s or any of its subsidiaries’ time or with the use of ARI’s or any of its subsidiaries’ facilities or materials, shall be the property of ARI or its respective subsidiary, as the case may be, and shall be promptly and fully disclosed by the Employee to ARI. The Employee shall perform all necessary acts (including, without limitations, executing and delivering any confirmatory assignments, documents, or instruments requested by ARI or any of its subsidiaries) to vest

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title to any such Invention in ARI or the applicable subsidiary and to enable ARI or the applicable subsidiary, at their expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.
8. Non-Compete
(a) In addition to, and not in limitation of, all of the other terms and provisions of this Agreement, the Employee agrees that during the Term of Employment, the Employee will comply with the provisions of Section 1 above.
(b) For a period of one (1) year following the last day of the Term of Employment, unless the Employee’s employment is terminated by ARI without Cause or Employee resigns for Good Reason, the Employee will not, either directly or indirectly, as principal, agent, owner, employee, partner, investor, shareholder (other than solely as a holder of not more than 1% of the issued and outstanding shares of any public corporation), consultant, advisor or otherwise howsoever own, operate, carry on or engage in the operation of or have any financial interest in or provide, directly or indirectly, financial assistance to or lend money to or guarantee the debts or obligations of any Person carrying on or engaged in any business that is competitive with or similar to the business conducted by ARI or any of its subsidiaries in the United States.
(c) The Employee covenants and agrees with ARI and its subsidiaries that, during the Term of Employment and for one (1) year thereafter, the Employee shall not directly, or indirectly, for himself or for any other Person:
(i)	solicit, interfere with or endeavor to entice away from ARI or any of its subsidiaries or affiliates, any customer, client or any Person in the habit of dealing with any of the foregoing;

(ii)	attempt to direct or solicit any customer or client away from ARI or any of its subsidiaries or affiliates;

(iii)	interfere with, entice away or otherwise attempt to obtain the withdrawal of any employee of ARI or any of its subsidiaries or affiliates; or

(iv)	advise any Person not to do business with ARI or any of its subsidiaries or affiliates.
The Employee represents to and agrees with ARI that the enforcement of the restrictions contained in Section 7 and Section 8 (the Non-Disclosure and Non-Compete sections, respectively) would not be unduly burdensome to the Employee and that such restrictions are reasonably necessary to protect the legitimate interests of ARI. The Employee agrees that the remedy of damages for any breach by the Employee of the provisions of either of these sections may be inadequate and that ARI shall be entitled to injunctive relief, without posting any bond. This section constitutes an independent and separable covenant that shall be enforceable notwithstanding any right or remedy that ARI may have under any other provision of this Agreement or otherwise.

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9. Taxes
All amounts paid to the Employee under or pursuant to this Agreement, including, without limitation, Base Salary, Bonus Compensation, if any, or any other compensation or benefits, whether in cash or in kind, shall be subject to normal withholding and deductions imposed by any one or more local, state or federal governments, or pursuant to any foreign or domestic applicable law, rule or regulation.
10. Benefits
During the Term of Employment, the Employee shall be entitled to receive healthcare, vacation, 401K participation, transportation and other similar employee benefits comparable to those received by other senior employees of ARI as such may be provided by ARI, in its sole and absolute discretion from time to time.
11. Miscellaneous
(a)	This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

(b)	This Agreement and all of the provisions hereof shall inure to the benefit of and be binding upon the legal representative, heirs, distributees, successors (whether by merger, operation of law or otherwise) and assigns of the parties hereto; provided, however, that the Employee may not delegate any of the Employee’s duties hereunder, and may not assign any of the Employee’s rights hereunder, and any such purported or attempted assignment or delegation shall be null and void and of no legal effect.

(c)	This Agreement will be interpreted and the rights of the parties determined in accordance with the laws of the State of New York.

(d)	The Employee covenants and represents that (i) he is not a party to any contract, commitment or agreement, nor is he subject to, or bound by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent or restrict him from entering into and performing his obligations under this Agreement, (ii) he is free to enter into the arrangements contemplated herein, and (iii) he is not subject to any agreement or obligation that would limit his ability to act on behalf of ARI or any of its subsidiaries.

(e)	The Employee acknowledges that he has had the assistance of legal counsel in reviewing and negotiating this Agreement.

(f)	This Agreement and all of its provisions, other than the provisions of Section 5, Section 7, Section 8 and Section 11 hereof (which shall survive termination), shall terminate upon the Employee ceasing to be an employee of ARI for any reason.
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AMERICAN RAILCAR INDUSTRIES, INC.

By:	/s/ William P. Benac

Name: William P. Benac Title: Chief Financial Officer

EMPLOYEE:

By:	/s/ James J. Unger

James J. Unger
[Signature page to J. J. Unger Employment Agreement]

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Exhibit A
SETTLEMENT AND RELEASE AGREEMENT
     This settlement and release agreement is dated as of November 18, 2005, (this “Release”) between James J. Unger (the “Employee”) and American Railcar Industries, Inc., a Missouri corporation (“ARI”). Terms not otherwise defined herein shall have the meaning assigned to such terms in the employment agreement (the “Employment Agreement”), dated as of November 18, 2005, between the Employee and ARI.
     1. The Employee hereby settles, releases and discharges Mr. Carl C. Icahn, ARI, its successors, directors, owners, officers, and affiliates, from any and all claims in law or in equity, demands, actions, causes of action, obligations, contracts, damages, liabilities, losses, costs or expenses of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, relating to or arising out of the Employee’s employment with ARI through the Effective Date, other than claims relating to benefits under pension plans, as defined within Section 3(2) of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”).
     2. The Employee’s general release under this Release includes, but is not limited to, claims for declaratory relief, injunctive relief, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, or any other claims known or unknown in any way relating to or arising out of the Employee’s employment with ARI at any time, other than claims relating to benefits under pension plans, as defined within Section 3(2) of Title I of ERISA.
     3. The Employee hereby acknowledges that effective as of the date hereof, the Employment Agreement shall be terminated in its entirety and shall be of no further force or effect.
     4. This Release may be executed in one or more counterparts, all of which taken together shall constitute one agreement.
     5. The provisions of this Release are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Release shall survive the termination of any arrangements contained herein.
     6. This Release is entered into in and shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without respect to any choice of law provisions or statutes.
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JAMES J. UNGER

By:

James J. Unger

Acknowledged by:

AMERICAN RAILCAR INDUSTRIES, INC.

By:

Name: William P. Benac Title: Chief Financial Officer
[Signature page to J. J. Unger Settlement and Release]

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Exhibit B
RELEASE AGREEMENT
     This release agreement is dated as of November 18, 2005, (this “Release”) between James J. Unger (the “Employee”) and American Railcar Industries, Inc., a Missouri corporation (“ARI”). Terms not otherwise defined herein shall have the meaning assigned to such terms in the Employment Agreement, dated as of November 18, 2005, between the Employee and ARI.
     Reference is made to that certain agreement between Carl C. Icahn and the Employee, dated as of October 25, 1994 (the “1994 Agreement”) relating to major points regarding the Employee’s employment and compensation at ARI.
     1. The Employee hereby releases and discharges Mr. Icahn, ARI, its successors, directors, owners, officers, and affiliates, from any and all claims in law or in equity, demands, actions, causes of action, obligations, contracts, damages, liabilities, losses, costs or expenses of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, relating to or arising out of the 1994 Agreement.
     2. The Employee’s general release under this Agreement includes, but is not limited to, claims for declaratory relief, injunctive relief, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, or any other claims known or unknown in any way relating to or arising out of the 1994 Agreement.
     3. The Employee hereby acknowledges that effective as of the date hereof, the 1994 Agreement shall be terminated in its entirety and shall be of no further force or effect.
     4. This Release may be executed in one or more counterparts, all of which taken together shall constitute one agreement.
     5. The provisions of this Release are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Release shall survive the termination of any arrangements contained herein.
     6. This Release is entered into in and shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without respect to any choice of law provisions or statutes.
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JAMES J. UNGER

By:

James J. Unger

Acknowledged by:

AMERICAN RAILCAR INDUSTRIES, INC.

By:

Name: William P. Benac Title: Chief Financial Officer
[Signature page to J. J. Unger 1994 Agreement Release]